Separation and General Release Agreement
This Separation and General Release Agreement (this “Agreement”) is made as of this 17th day of October, 2018, by and among Protective Insurance Corporation, an Indiana Corporation, together with its subsidiaries, affiliates, successors, and assignees (the “Company”) and W. Randall Birchfield (“Executive,” and together with the Company, the “Parties”).
WHEREAS, Executive has been employed by the Company under an Employment Agreement between the Company and Executive dated as of August 16, 2018 (the “Employment Agreement”);
WHEREAS, the Parties have agreed that Executive’s employment with the Company will terminate effective as of October 17, 2018 (the “Separation Date”);
WHEREAS, the Parties desire to enter into this Agreement to set forth the definitive rights and obligations of the Parties upon termination of the employment relationship.
NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which the Parties hereby acknowledge, the Parties intending to be legally bound agree as follows:

1)	Definitions. Capitalized terms that are used but not defined in this Agreement shall have the meanings ascribed to such terms in the Employment Agreement.
2)
Resignation.  Effective as of the Separation Date, Executive resigns from his positions  as Chief Executive Officer of the Company and as a member of the Company’s Board of Directors, and from any and all other positions and offices he holds at the Company, and the Company hereby accepts such resignation.  Executive agrees to execute and deliver any documents necessary or appropriate to affect his resignation and to take all actions reasonably requested by the Company to affect such resignations.

3)
Consideration.  The Company hereby waives any right it may otherwise have to recoup a pro-rata portion of the Retention Bonus.  The Company acknowledges its continuing obligation to provide Executive with the benefits described in Section 8(e) of the Employment Agreement that are payable upon a resignation without Good Reason.

4)
Restrictive Covenants.  Executive acknowledges and agrees the Restrictive Covenants in Section 11 of the Employment Agreement will continue to remain in full force and effect, as specified in the Employment Agreement.

5)	General Release and Waiver.
a)
General Release.  Executive, for and on behalf of himself and each of his heirs, executors, administrators, personal representatives, successors and assigns, to the maximum extent permitted by law, hereby acknowledges full and complete satisfaction of and ABSOLUTELY AND IRREVOCABLY AND UNCONDITIONALLY FULLY AND FOREVER RELEASES, ACQUITS AND DISCHARGES Protective Insurance Corporation together with its subsidiaries, parents, affiliates, owners and shareholders, including but not limited to each of such entities’ past and present direct and indirect shareholders, directors, members, partners, officers, employees, attorneys, agents and representatives, and their respective heirs, executors, administrators, personal representatives, successors and assigns (collectively, the “Released Parties”), from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the execution and delivery by Executive of this Agreement (but not including Executive’s or the Company’s performance under this Agreement) (“Claims”), including, without limitation, any of the foregoing arising out of or in any way related to or based upon:

(1)	Executive’s application for and employment with the Company, his being an officer or employee of the Company, or the termination of such employment;
(2)	any and all claims in tort or contract, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook;
(3)	any alleged misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, sexual harassment, negligence or wrongful discharge; or
(4)
any federal, state or local law, statute, ordinance or regulation, including but not limited to all labor and employment discrimination laws, and including specifically the Age Discrimination in Employment Act of 1987, as amended by the Older Workers Benefit Protection Act and otherwise (the “ADEA”).

b)
Acknowledgment of Waiver; Disclaimer of Benefits.  Executive acknowledges and agrees that he is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever concerning any Claims, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief.  Notwithstanding the foregoing, Executive further acknowledges that he is not waiving and is not being required to waive (i) any rights that are provided under (or preserved by) this Agreement, or (ii) any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission or any other government agency prohibiting waiver of such right;  provided, however, that Executive hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation, excepting only any benefit or remedy to which Executive is or becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

c)
Effect of Release and Waiver.  Executive understands and intends that this Section 5 constitutes a general release of all claims except as otherwise explicitly provided in this Agreement, and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver.

d)
Waiver of Unknown Claims.  Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims.  Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

6)
Executive’s Representations and Covenants Regarding Actions.  Executive represents, warrants and covenants to each of the Released Parties that at no time prior to or contemporaneous with his execution of this Agreement has he knowingly engaged in any wrongful conduct against, on behalf of or as the representative or agent of the Company.  Executive further represents, warrants and covenants to each of the Released Parties that at no time prior to or contemporaneous with his execution of this Agreement has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any Claim, known or unknown, suspected or unsuspected, which he may now have or has ever had against the Released Parties which is based in whole or in part on any matter referred to in Section 5 above.  Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim.  Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Released Parties or any of them.

7)
No Conflict of Interest.  Executive hereby covenants and agrees that he will not, directly or indirectly, incur any obligation or commitment, or enter into any contract, agreement or understanding, whether express or implied, and whether written or oral, which would be in conflict with his obligations, covenants or agreements hereunder or that could cause any of his representations or warranties herein to be untrue or inaccurate.

8)
Remedies.  Executive acknowledges and affirms that in the event of any breach by Executive of any of his covenants, agreements or obligations hereunder, monetary damages would be inadequate to compensate the Released Parties or any of them.  Accordingly, in addition to other remedies which may be available to the Released Parties hereunder or otherwise at law or in equity, any Released Party will be entitled to specifically enforce such covenants, obligations and restrictions through injunctive and/or equitable relief, in each case without the posting of any bond or other security with respect thereto.  Should any provision of this Agreement be adjudged to any extent invalid by any court or tribunal of competent jurisdiction, each provision will be deemed modified to the minimum extent necessary to render it enforceable.

9)
Acknowledgment of Voluntary Agreement; ADEA Compliance.  Executive acknowledges that he has entered into this Agreement freely and without coercion, that he has been advised by the Company to consult with counsel of his choice, that he has had adequate opportunity to so consult, and that he has been given all time periods required by law to consider this Agreement, including but not limited to the 21-day period required by the ADEA (the “Consideration Period”).  Executive understands that he may execute this Agreement less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such Consideration Period. Executive further acknowledges that within the 7-day period following his execution of this Agreement (the “Revocation Period”), he will have the unilateral right to revoke this Agreement, and that the Company’s obligations hereunder will become effective only upon the expiration of the Revocation Period without Executive’s revocation hereof.  In order to be effective, notice of Executive’s revocation of this Agreement must be received by the Company in writing on or before the last day of the Revocation Period.

10)
Incorporation of Employment Agreement.  The following provisions of the Employment Agreement shall be deemed to be incorporated into this Agreement as if set forth verbatim into this Agreement: Section 8(g) (relating to no mitigation or offset); Section 10 (relating to indemnification and liability insurance); Section 11 (relating to restrictive covenants); Section 12 (relating to assignments); Section 13 (relating to representations); Section 14 (relating to resolution of disputes); Section 15 (relating to certain tax matters); Section 17(c) (relating to inconsistencies); Section 17(e) (relating to beneficiaries); Section 17(h) (relating to withholding taxes); and Section 17(i) (relating to cooperation).

11)
Complete Agreement.  This Agreement constitutes the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto, except as expressly provided herein.

12)
No Strict Construction.  The language used in this Agreement will be deemed to be the language mutually chosen by the Parties to reflect their mutual intent, and no doctrine of strict construction will be applied against any Party.

13)
No Admission of Liability.  Nothing herein will be deemed or construed to represent an admission by the Company or the Released Parties of any violation of law, breach of contract, or other wrongdoing of any kind whatsoever.

14)
Third Party Beneficiaries.  The Released Parties are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Except and to the extent set forth in the preceding sentence (or in Section 10), this Agreement is not intended for the benefit of any person other than the Parties, and no such other person will be deemed to be a third-party beneficiary hereof.  Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

15)
Notices.  All notices, consents, waivers and other communications required or permitted by this Agreement will be in writing and will be deemed given to a Party when: (a) delivered to the appropriate address by hand or overnight delivery; (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Party (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may hereafter designate by written notice to the other Parties):

If to the Company:
Protective Insurance Corporation

111 Congressional Blvd, Suite 500
Carmel, IN  46032
T:  +1 317-636-9800
Attention:  General Counsel

If to Executive:
W. Randall Birchfield
13585 Dallas Drive
Carmel, IN 46033

16)
Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of Indiana, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of Indiana.  In furtherance of the foregoing, the internal law of the State of Indiana will control the interpretation and construction of this Agreement, even though under any other jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction may ordinarily apply.

17)
Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will otherwise remain in full force and effect.

18)
Counterparts.  This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.  Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be effective for all purposes.

19)
Amendments and Waivers.  Except with respect to any non-competition or similar post-employment restrictive covenants, which will be subject to modification by a court of competent jurisdiction pursuant to their express terms (as may be modified herein), no amendment to or waiver of this Agreement or any of its terms will be binding upon any Party unless consented to in writing by such Party.

20)
Headings.  The headings of the Sections and subsections of this Agreement are for purposes of convenience only, and will not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

IN WITNESS WHEREOF, the Parties have executed this Separation and General Release Agreement effective as of the date of the first signature affixed below or as otherwise provided in this Agreement.
READ CAREFULLY BEFORE SIGNING
I have read this Separation and General Release Agreement and have had the opportunity to consult legal counsel prior to my signing of this Agreement.  I understand that by executing this Agreement I will relinquish any right or demand I may have against the Released Parties or any of them.

DATED:_________________	By:_____________________________ W. Randall Birchfield

DATED:_________________	PROTECTIVE INSURANCE CORPORATION
By:  ____________________________
Name:

Title: